                                                                     EXHIBIT 5.1

                                 VENTURE LAW GROUP
                             a Professional Corporation
                                2800 Sand Hill Road
                               Menlo Park, CA. 94025

                                  April 28, 1998

Centura Software Corporation
975 Island Drive
Redwood Shores, California 94065

     REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about April 28, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 3,767,456 shares of your Common Stock (the "Shares"). As your legal counsel, we have examined the proceedings taken in connection with the sale of the Shares to the Selling Shareholders and are familiar with the proceeding proposed to be taken by you, and the Selling Shareholders in connection with the sale of the Shares under the Registration Statement.

     It is our opinion that the Shares are legally and validly issued, fully paid and nonassessable and when resold in the manner referred to in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name whenever it appears in the Registration Statement and any amendments to it.

                                        Sincerely,

                                        VENTURE LAW GROUP
                                        A Professional Corporation

                                        /s/ Venture Law Group